Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Cynthia Egnotovich Named to Hexcel Corporation’s

Board of Directors

STAMFORD, CT. — December 11, 2014 – Hexcel Corporation (NYSE: HXL) today announced that Ms. Cynthia Egnotovich will be joining its Board of Directors effective January 1, 2015. Ms. Egnotovich will serve on Hexcel’s Audit Committee.

Ms. Egnotovich, 57, recently retired from United Technologies Corporation, where she served as President, Aerospace Systems Customer Service. Previously, Cynthia served as President, Nacelles and Interior Systems for Goodrich Corporation. Cynthia joined Goodrich in 1986 and held leadership roles of increasing significance, including serving as President of Engine Systems, Electronic Systems, and Engine & Safety Systems for the $8 billion aerospace manufacturer prior to its acquisition in 2012 by United Technologies Corp. Cynthia began her career with Goodrich in finance before moving into general management. Cynthia holds a B.B.A. in Accounting from Kent State University and a Bachelor of Science in Biology from Immaculata College. Since 2008, Cynthia has also served as a director of Manitiwoc Company, a $4 billion capital goods manufacturer.

Mr. Nick Stanage, Hexcel’s Chairman, CEO and President said “we are delighted to have Cindy Egnotovich join Hexcel’s Board of Directors. With extensive aerospace experience in general management, sales & marketing, program management and operations, Cindy will bring a fresh perspective in support of our strategic planning for Hexcel’s core market.”

“Cindy’s appointment coincides with Sandy Derickson’s decision to retire from our board effective December 31, 2014,” Mr. Stanage continued. “Sandy served our company for thirteen years, and was Lead Director from 2008 to 2013. We wish Sandy all the best in retirement, and thank her for her lasting contributions to Hexcel.”

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Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Contacts	Michael W. Bacal (203) 352-6826 michael.bacal@hexcel.com

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